FOR IMMEDIATE RELEASE

                                       SPORTS ENTERTAINMENT ENTERPRISES, INC.
                                                 Media Contact:    Sean Cassidy
                                                                   212-981-5233

                                                                 Ed Tagliaferri
                                                                   212-981-5182

                                                               Robert Zimmerman
                                                                   212-981-5118

                   CKX ANNOUNCES CONVERSION OF PREFERRED STOCK


         New York, NY, March 22, 2005 Sports Entertainment Enterprises, Inc. d/b/a CKX, Inc. (NASDAQ "CKXE") announced today that it has received notice from The Huff Alternative Fund, L.P. and certain of its affiliates ("Huff") that they have exercised their right to convert their 2,172,400 shares of Series A Convertible Redeemable Preferred Stock of the Company into common stock of the Company, resulting in the issuance of 6,051,253 shares of common stock. Huff acquired the preferred stock which carried a face amount of $43,448,000 in February 2004. A full description of the Preferred Stock is contained in the Company's Current Report on Form 8-K which was filed with the SEC on February 8, 2005.

         Robert F. X. Sillerman, Chairman of CKX, Inc. commented, "We are pleased that Huff has chosen to convert their preferred shares, which had an eight year term, to common so early in the evolution of our company. This will strengthen our balance sheet, provide us with flexibility in the future and simplify our capital structure by eliminating the complex anti-dilution protections and special voting rights contained in the original instrument."

         CKX is engaged in the ownership, development and commercial utilization of entertainment content.

         This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, acquisitions of dispositions of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by Sports Entertainment Enterprises, Inc. with the Securities and Exchange Commission. Sports Entertainment Enterprises, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.